Exhibit 10.2

AMENDMENT NO. 2

TO THE

INTERVAL LEISURE GROUP, INC.

2013 STOCK AND INCENTIVE COMPENSATION PLAN

This Amendment No. 2 (this “Amendment”) to the Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan, as amended (the “Plan”) is dated as of February 25, 2018.

R E C I T A L S

WHEREAS, the Company wishes to amend the Plan to create more flexibility with regard to the amount of Shares that may be withheld upon settlement of a grant; and

WHEREAS, for such purposes, the Plan may be amended by the Administrator, currently the Compensation and Human Resources Committee of the Company’s Board of Directors.

NOW, THEREFORE, the Plan is hereby amended as follows:

SECTION 1.  Defined Terms.  Terms used but not defined herein have the meanings assigned to them in the Plan.

SECTION 2.  Amendment to Section 29. Section 29 of the Plan is hereby deleted in its entirety and replaced with the following:

29.  Tax Withholding.

Each Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any Award under the Plan no later than the date as of which any amount under such Award first becomes includible in the gross income of the Participant for any tax purposes with respect to which the Company has a tax withholding obligation. Unless otherwise determined by the Company, withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally allowed maximum withholding may be settled with Shares. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any vested Shares or any other payment due to the Participant at that time or at any future time. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

SECTION 3.  Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations or agreements contained in the Plan, all of which are hereby ratified and affirmed in all respects and shall continue in full force and effect.

SECTION 4.  Effective Date of Amendment.  This Amendment shall be effective as of January 1, 2018.